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TJS Deemer Dana LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-50870) on Form S-8 of Southwest Georgia Financial Corporation of our report dated March 31, 2017, relating to the consolidated financial statements of Southwest Georgia Financial Corporation, appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Southwest Georgia Financial Corporation for the year ended December 31, 2016.

TJS Deemer Dana LLP

Dublin, Georgia
March 31, 2017

1004 Hillcrest Parkway
Dublin, GA 31021
PHONE: 478.272.2030
FAX: 478.272.3318

2905 Premiere Parkway
Suite 100
Duluth, GA 30097
PHONE: 770.498.1400
FAX: 770.498.1419

118 Park of Commerce Drive
Suite 200
Savannah, GA 31405
PHONE: 912.238.1001
FAX: 912.238.1701